Exhibit 99.1

OxySure (OXYS) Announces $2.4 Million Contract

FRISCO, Texas, September 9, 2014, (MarketWired) -- OxySure(R) Systems, Inc. (OXYS: OTCQB) ("OxySure," or the "Company"), a medical device innovator of life-saving, easy-to-use emergency oxygen solutions with its "oxygen from powder" technology, today announced that the Company has signed a distribution contract with Ajad Medical to be the Company’s exclusive distributor in the Kingdom of Saudi Arabia. The contract has a minimum contract value of $2.46 million and requires a minimum purchase of 18,000 units of the Company’s portable emergency oxygen system (Model 615) and replacement cartridges over three years to maintain exclusivity.

As one if its key initiatives, Ajad Medical intends to deploy OxySure as a safety and resuscitation solution for the massive annual pilgrimage to the city of Mecca, called the Hajj. Attendance of the 12-day religious ceremony has grown dramatically and is expected to comprise approximately four million pilgrims in 2014. The growing number of pilgrims poses a logistics challenge for the Saudi government who has, since the 1950s, spent more than $100 billion to enhance pilgrimage facilities and safety.

Julian Ross, CEO of OxySure, stated, “We first met the management of Ajad Medical at the Medica conference in Dusseldorf, Germany in November 2013. Since then, we have come a long way in our negotiations, and we are pleased to now welcome Ajad Medical to our growing list of global distribution partners. We look forward to working with Ajad’s management to deploy OxySure in their various vertical markets, including as an emergency solution for the millions of pilgrims that visit Saudi Arabia each year.”

The OxySure Model 615 is a pioneering technology that is defining a new market with no direct competition. Protected by a robust patent portfolio, the Company’s Model 615 targets enormous end markets that are at least as large as the install base for automated external defibrillators, which exceeds two million units, and potentially as large as the fire extinguisher base, which exceeds 100 million units in the U.S. and more than 500 million units globally.

About OxySure Systems, Inc.

OxySure Systems, Inc. (OXYS) is a medical technology company that focuses on the design, manufacture and distribution of specialty respiratory and medical solutions. The company pioneered a safe and easy to use solution to produce medically pure (USP) oxygen from inert powders. The company owns numerous issued patents and patents pending on this technology which makes the provision of emergency oxygen safer, more accessible and easier to use than traditional oxygen provision systems. OxySure's products improve access to emergency oxygen that affects the survival, recovery and safety of individuals in several areas of need: (1) Public and private places and settings where medical emergencies can occur; (2) Individuals at risk for cardiac, respiratory or general medical distress needing immediate help prior to emergency medical care arrival; and (3) Those requiring immediate protection and escape from exposure situations or oxygen-deficient situations in industrial, mining, military, or other "Immediately Dangerous to Life or Health" (IDLH) environments. www.OxySure.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this release that are not historical facts, including, without limitation, statements that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development, may be deemed to be forward-looking statements. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. These statements are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Except as may be required under applicable law, we assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of OxySure Systems, Inc. can be found in the filings of OxySure Systems, Inc. with the U.S. Securities and Exchange Commission.

Investor Contacts:

Redchip Companies, Inc.

Jon Cunningham: jon@redchip.com

800-733-2447, ext. 107

www.redchip.com/

Stonegate Securities, Inc.

214-987-4121 / 972-294-6461

investors@oxysure.com

http://www.stonegateinc.com/